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Exhibit 23.3

                          Consent of Independent Auditors

Board of Directors
TCI Communications, Inc.:

We consent to the inclusion in the registration statement on Form S-4 of Falcon Holding Group, L.P. and Falcon Funding Corporation of our report, dated March 4, 1998, relating to the combined balance sheets of the TCI
Falcon Systems (as defined in Note 1 to the combined financial statements) as of December 31, 1996 and 1997, and the related combined statements of operations and parent's investment and cash flows for each of the years in the three-year period ended December 31, 1997, and to the reference to our firm under the heading "Experts" in the registration statement.


                                     /s/ KPMG Peat Marwick LLP
                                   ----------------------------

Denver, Colorado
May 29, 1998